Exhibit 5.1

Amy C. Cook
Managing Counsel – Securities, Governance & Treasury
and Assistant Corporate Secretary

December 20, 2018

Dear Sir or Madam:

I have acted as counsel to Cigna Corporation (formerly known as Halfmoon Parent, Inc.), a Delaware corporation (the “Company”), in connection with the filing and preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of (i) up to 45,394,226 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable from time to time pursuant to awards granted in accordance with the terms of the Cigna Long-Term Incentive Plan, the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan, the Cigna Corporation Director Equity Plan, the Cigna Corporation Stock Plan, the Express Scripts Holding Company 2016 Long-Term Incentive Plan, the Express Scripts, Inc. 2011 Long-Term Incentive Plan, the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, the Accredo Health, Incorporated 2002 Long-Term Incentive Plan, and the Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (collectively, the “Stock Plans”), and (ii) up to $52,000,000 of unfunded and unsecured obligations of the Company to pay deferred compensation in the future (“Deferred Compensation Obligations”) under the Cigna Deferred Compensation Plan of 2005, the Cigna Supplemental 401(k) Plan and the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation (collectively, the “Deferred Compensation Plans” and, together with the Stock Plans, the “Plans”),  which Plans were assumed by the Company in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation, Express Scripts Holding Company, a Delaware corporation, the Company, Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the transactions contemplated by the Merger Agreement, and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the transactions contemplated by the Merger Agreement.

In rendering this opinion, I have examined the Plans, the Merger Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended through the date hereof, and such corporate records, documents, or certificates of public officials and of officers of the Company and other documents and instruments as I have deemed relevant and necessary as a basis of this opinion.  I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereafter set forth.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes effective under the Securities Act and (ii) the Shares and Deferred Compensation Obligations will be issued in accordance with the terms and conditions of the applicable Plan, I am of the opinion that (a) the Shares will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the applicable Plan and (b) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as amended, the federal laws of the United States of America, to the extent applicable, and, with respect to the Deferred Compensation Obligations, the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Amy C. Cook